EXHIBIT 23


                          Independent Auditors' Consent




The Board of Directors
International Multifoods Corporation:

We consent to incorporation by reference in the Registration Statement (No. 33-48073) on Form S-8 with respect to the Employees' Voluntary Investment and Savings Plan of International Multifoods Corporation (the
Plan) of our report dated June 23, 1995, relating to the statements of net assets available for plan benefits of the Plan as of December 31, 1994 and 1993, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1994 Annual Report on Form 11-K of International Multifoods Corporation.





                                         /s/ KPMG Peat Marwick LLP
                                         KPMG Peat Marwick LLP





Minneapolis, Minnesota
June 26, 1995